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                                                                    Exhibit 99.1

                          [SYGNET WIRELESS LETTERHEAD]

Contact:

Craig T. Sheetz
Vice President, Chief Financial Officer
330-565-9504


                 SYGNET WIRELESS EXPLORES STRATEGIC ALTERNATIVES

Canfield, OH, April 30 - As the pace of consolidation has increased in the cellular industry, the Board of Directors of Sygnet Wireless, Inc. has decided to explore strategic alternatives available to the Company. Accordingly, the Company has retained Lehman Brothers, Inc. as its financial advisor to explore its strategic alternatives, including the possible sale of the company.

Sygnet Wireless, Inc. owns and operates cellular systems under the Cellular One and Wilcom Cellular trade names, covering a total estimated population of approximately 2.4 million people in Ohio, Pennsylvania and New York. All of the Company's systems are affiliates of the North American Cellular Network. The company is privately owned and is headquartered in Canfield, Ohio.